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                                                                       EXHIBIT 8


                                 July 19, 2000

Enron Corp.
1400 Smith Street
Houston, Texas 77002-7369

Ladies and Gentlemen:

         We have acted as counsel to Enron in connection with its Medium Term Note Program. In connection with the opinion expressed below, we have examined the Registration Statement, the Prospectus, the documents incorporated by reference therein and such other documents and records as we have deemed necessary or advisable for purposes of the opinion expressed below.

         Based on the foregoing and subject to the qualifications and limitations set forth below and in the Prospectus, in our opinion, the discussion and legal conclusions set forth in the Prospectus under the caption "United States Federal Income Taxation" are accurate and complete in all material respects.

         Our opinion expressed above is based and conditioned upon the initial and continuing accuracy of the facts and assumptions set forth in the Prospectus. Our opinion is also based on existing provisions of the Internal Revenue Code of 1986, regulations promulgated or proposed thereunder and interpretations thereof by the Internal Revenue Service and the courts, all of which are subject to change with prospective or retroactive effect, and such opinion could be adversely affected or rendered obsolete by any such change.

         We hereby consent to the references to this firm under the captions "United States Federal Income Taxation" in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of person whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder

                                                   Very truly yours,


                                                   /s/ VINSON & ELKINS L.L.P.